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Discount price                                                          Original





             CONTRACT FOR TRANSFER THE RIGHT OF UTILIZATION OF LAND
                                   IN SHENZHEN

                  Document Ref. No. shen-di-he-zi (1999) 4-030
                               Land ref.# A116-18
                              Red Line ref.# 99-10





1.      Parties to this contract:

        Transferor: Shenzhen National Land Planning Bureau (hereinafter called "Party A") Legal representative: Jia Sheng, Liu

        Position: Director

        Address: No. 6, Zhen Xing Road, Fu Tian District, Shenzhen Telephone:
        3231590

        Transferee: Namtai Electronic (Shenzhen) Co., Ltd. (hereinafter called "Party B")

        Legal representative: T. Murakami

        Position: Chairman

        Address: Gu Su Industrial Estate, Xin An, Bao An District, Shenzhen

        Telephone: 7495818

2. Pursuant to the national laws, rules as well as provisions of Shenzhen Municipality, Party A and Party B entered into this contract.

3. Under this contract, it is only the right of utilization of land that is to be transferred by Party A. The title of the land belongs to the country. Any underground natural resources and hidden properties are not included in the transferred right of land utilization.

4. Within 30 days after signing this contract, Party A shall transfer to Party B the land of reference no. A116-18 with an area of 26,313.9 square meters. (see the area bound by red line on the property map)

5. The term of utilization of the aforesaid piece of land is 50 years commencing April 26, 1999 until April 25, 2049.

6.      The land shall be for industrial use.


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7.      Requirements on land utilization:

1) The nature of main buildings: Factory site 44.9%; office area 20.5%; dormitory and dinning place 34.6%

2)      The total area of the land: 26,313.9 square meters,

3)      Building density ( building vs. land): < 23%
                                               =

4)      Building area ratio ( Floor area density ): < 1.4
                                                    =

5)      Total floor area: < 37,600 square meters
                          =

6)      Number of floors: < 7 floors
                          =

7) Requirements regarding retreat of red boundary of the building and overall layout: Follow the requirements of the Planning Permit for Use of constructional land in Shenzhen City", document ref. No. shen-gui-tu-gui-xu-zi 05-1999-0016

8)      Green belt ratio Same as 7).

9)      Grade elevation of the construction site Same as 7).

10)     Distance between buildings Same as 7).

8.      (deleted)

9. Party B shall pay to Party A (RMB) 421,022, the amount payable for transferring the right of utilization of land (hereinafter called "Transfer Fee"), as proceeds for acquisition of the right of utilization of the land.

10. After negotiation, Party A and Party B agree that Transfer Fee can be paid by either of the following two alternative methods:

1) Party B must pay, by cash cheque, at the same time of signing this contract, 10% of the total amount of the Transfer Fee, which equals to
        (RMB) 42,102. This amount shall be regarded as execution deposit to this contract. Within 60 days after this contract is signed, full payment of the Transfer Fee should be fulfilled.

2)      (2nd option is deleted)

11. If, within the time schedule stated on this contract, Party B has not paid the full amount of the Transfer Fee, 0.05% overdue interest of the total payable amount shall


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        be calculated on daily basis. Overdue after 60 days, Party A may cancel the contract and retrieve the right of utilization of the land.

        If Party B has only paid the deposit, this amount is non-refundable. If Party B has used the amount of deposit to set off the total payable amount of the Transfer Fee, Party A will deduct, from the amount (already) paid (by Party B), 10% of the total payable amount (of the Transfer Fee) as penalty, and will reimburse the balance to Party B. Buildings and auxiliary facilities erected on the aforesaid land will be retrieved by the government without compensation (to Party B).

        If Party A's mistake causes Party B's delay of utilization of the land, Party A shall be responsible for the relevant economic losses occurred to Party B.

12. On top of the Transfer Fee, in accordance with regulations, every year Party B shall also pay fee payable on land utilization. At the time when this contract is signed, both Parties shall go through the registration formalities of land utilization.

13. During the term of utilization of the said piece of land, in compliance with the laws, rules and the relevant regulations of Shenzhen Municipality and in accordance with the provisions of this contract, Party B may transfer, lease or mortgage its right of utilization of the land. Party B may also use its right of utilization of the land for other commercial activities. Party B's legal rights and interests are protected by laws. Party B is not allowed to damage the social and public interests and benefits while developing, utilizing or operating the transferred piece of land.

14. When the term of utilization of the land stated on this contract is due, Party A may retrieve the right of utilization of the land without any compensation. Party A will also take over the possession of the buildings and auxiliary facilities erected on the said piece of land without compensation. Party B undertakes to hand over to Party A on April 25, 2049 the said piece of land, buildings, and auxiliary facilities erected on the land without being compensated. Within 10 days after the term is due, Party B should go through the formalities to cancel the registration of right of real estate, otherwise Party A will cancel it.

        If Party B needs to continue to utilize the said piece of land, Party B may apply for renewal six months before the term is due. Party A and Party B shall again sign the contract for transfer the right of utilization of land after confirming the new terms of transfer the right of utilization of land, land Transfer Fee and other terms and conditions. Party A shall pay the Transfer Fee and go through the registration formalities of right of utilization of land.

15. "Land Utilization Rules" forms an integrated part of this contract. It has equal legal binding as this contract. Party B must follow the "Land Utilization Rules".

16. The establishment, validity, explanation, execution and arbitration of this contract are under the jurisdiction of the laws of the People's Republic of China.


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17.     Any disputes during the execution of this contract shall be firstly solved by negotiation. In failing to reach a compromise, the case can be presented to arbitration organizations or the court.

18.     This contract shall be effective from the date of signing.

19. This contract comprises of 15 copies, 3 copies for Party B, and the rest of copies shall be for the custody of Party A and for distribution by Party A to the relevant departments/units.

20. Any unclarified or unsettled matters in this contract can be confirmed by signing agreements upon negotiations between Party A and Party B.

21.     The aforesaid piece of land can not be used for commercial buildings.

22. Party B is solely responsible for the development of the said piece of land, and making it form and support the city construction system and transportation.


Party A: Shenzhen National Land Planning Bureau (seal)
Legal Representative:
Agent:  (signature)


Party B: Namtai Electronic (Shenzhen) Co. Ltd. (seal)
Legal Representative: T. Murakami (signature)
Agent:


Sign Date: April 26, 1999
Sign Place: New Town, BaoAn